VIEMED HEALTHCARE ANNOUNCES NEW INDEPENDENT BOARD MEMBER

Lafayette, Louisiana (November 9, 2020) Viemed Healthcare, Inc. (the “Company” or “Viemed”) (TSX: VMD.TO and NASDAQ:VMD), a home medical equipment supplier that provides post-acute respiratory care services in the United States, announced today that Sabrina Heltz has joined the Board of Directors as an independent director.

Ms. Heltz began her career at Blue Cross and Blue Shield of Louisiana (“BCBSLA”) as an actuary and earned her credentials as an Associate in the Society of Actuaries and a Member of the American Academy of Actuaries. During her time at BCBSLA, she ascended in her role and responsibilities, ultimately serving as SVP/Chief Actuary of the plan for five years. Her career then transitioned to managing other operational areas of BCBSLA, including its pharmacy benefits program, medical management program and provider reimbursement areas. She ended her 31 year career at BCBSLA as SVP overseeing the provider contracting and reimbursement programs for the plan, spearheading the advancement of the plan's data and analytics capabilities to enable value based reimbursement programs and innovative quality and care improvement programs. Following her career at BCBSLA, she served for four years at Ochsner Health Network as Chief Operations Officer and recently transitioned to an executive advisor, assisting the network in its strategy and operations to enable success in value based contracts offered by Medicare and commercial health plans.

Ms. Heltz brings to Viemed extensive healthcare leadership experience specifically related to healthcare systems and the private insurance sector.

“We are extremely excited to have Sabrina join our Board of Directors, as we are continuing to build out our service offering to more healthcare systems and innovative payor models,” said Casey Hoyt, Viemed's CEO. “Sabrina brings a wealth of experience to our outstanding and dedicated team, and I am confident that she will add a skillset to our Board that will enable us to continue to expand our service offerings. We are fortunate to have Sabrina, and her outstanding track record across decades of service, join our team and continue the passion of servicing chronically ill patients in the home.”

ABOUT VIEMED HEALTHCARE, INC.

Viemed is a provider of in-home medical equipment and post-acute respiratory healthcare services in the United States. Viemed’s service offerings are focused on effective in-home treatment with clinical practitioners providing therapy and counseling to patients in their homes using cutting edge technology. Visit our website at www.viemed.com.

For further information, please contact:

Glen Akselrod
Bristol Capital
905-326-1888
glen@bristolir.com

Todd Zehnder
Chief Operating Officer
Viemed Healthcare, Inc.
337-504-3802
investorinfo@viemed.com